Exhibit 10.13
RESTRICTED STOCK UNIT GRANT AGREEMENT
FOR NON-US GRANTEES

THIS AGREEMENT, made as of this ____ day of ____________________, 2014, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and _____________________________ (the “Grantee”).

WHEREAS, the Company has adopted the Amended and Restated 2005 Omnibus Long‑Term Incentive Plan as amended (the “Plan”), attached hereto as Attachment A or otherwise delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Grantees in the Plan of restricted share units for shares of Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Investment. The Grantee represents that the Restricted Stock Units (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an award (the “Award”) of Restricted Stock Units for ________ shares of Stock of the Company (collectively, the “Restricted Stock Units”). The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company.

3.Grant Date. The Grant Date of the Restricted Stock Units hereby granted is ____________, 2014.

4.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5.Vesting and Delivery Date. The Restricted Stock Units shall vest as follows provided the Grantee remains employed by the Company on each such vesting date:

(a) Below Threshold Level: All of the Restricted Stock Units shall be forfeited if the combined Operating Income for the Company for 2014 and 2015 is less than $__________; OR
(b) Threshold Level: Forty percent (40%) of the Restricted Stock Units (rounded up to the nearest whole share) shall be earned and eligible to vest if the combined Operating Income for the Company for 2014 and 2015 is equal to or greater than $__________ but less than $__________, with such number of Restricted Stock Units vesting in three equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018, with the first two installments rounded up or down to the nearest whole share and the third installment including the remaining shares (and the remaining sixty percent (60%) of the Restricted Stock Units shall be forfeited); OR
(c) Target Level: Eighty percent (80%) of the Restricted Stock Units (rounded up to the nearest whole share) shall be earned and eligible to vest if the combined Operating Income for the Company for 2014 and 2015 is equal to or greater than $__________ but less than $__________, with such number of Restricted Stock Units vesting in three equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018, with the first two installments rounded up or down to the nearest whole share and the third installment including the remaining shares (and the remaining twenty percent (20%) of the Restricted Stock Units shall be forfeited); OR
(d) Stretch Level: All of the Restricted Stock Units shall be earned and eligible to vest if the combined Operating Income for the Company for 2014 and 2015 is equal to or greater than $__________, with such number of Restricted Stock Units vesting in three equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018, with the first two installments rounded up or down to the nearest whole share and the third installment including the remaining shares.
As used in this Section 5, the term “Operating Income” shall mean the Company’s income from operations as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles excluding the impact of any generally accepted accounting principle changes implemented after the date hereof. The forfeiture and/or vesting amounts of the Restricted Stock Units as specified in the Section 5 shall be effective as of February 15, 2016. The Compensation Committee of the Board shall certify in writing the achievement of the combined Operating Income for the Company.

Notwithstanding the foregoing, in the event that the Grantee’s employment is terminated on account of the Grantee’s death or Disability at any time, all unvested Restricted Stock Units not previously forfeited shall immediately vest on such date of termination.

On the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate.

6.Change in Control.

(a)In the event of a Change in Control in which the Restricted Stock Units will not be continued, assumed or substituted with Substitute Awards (as defined below), the Operating Income requirements of the Target Level in Section 5(c) of this Agreement shall automatically be deemed satisfied and all of the Restricted Stock Units not otherwise forfeited shall vest immediately prior to the Change in Control.

(b)In the event of a Change in Control (i) occurring prior to the certification of the achievement of the combined Operating Income for the Company, and (ii) following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, the Operating Income requirements of the Target Level in Section 5(c) of this Agreement shall be automatically deemed satisfied, with such number of Substitute Awards not otherwise forfeited vesting in three equal annual installments as set forth in Section 5(c) of this Agreement.

(c)In the event of a Change in Control (i) occurring following the certification of the achievement of the combined Operating Income for the Company, and (ii) following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, any Substitute Awards not otherwise forfeited shall vest in three equal annual installments as set forth in Section 5(b), 5(c) or 5(d) of this Agreement, as applicable.

(d)If the Restricted Stock Units are substituted with Substitute Awards as set forth in subclauses (b) or (c) of this Section 6, and within 12 months following the Change in Control the Grantee is terminated by the Successor (or an affiliate thereof) without Cause or resigns for Good Reason, the Substitute Awards not otherwise forfeited shall immediately vest upon such termination or resignation.

(e)The following definitions shall apply to this Section 6:

i.“Cause” shall mean the occurrence of any of the following: (a) the Grantee’s material misconduct or neglect in the performance of his or her duties; (b) the Grantee’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (d) the Grantee’s commission of any act that results in severe harm to the Company excluding any act taken by the Grantee in good faith that he or she reasonably believed was in the best interests of the Company; or (e) the Grantee’s material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment B. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Grantee with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.

ii.“Good Reason” shall mean the occurrence of any of the following events: (a) a diminishment in the scope of the Grantee’s duties or responsibilities with the Company; (b) a reduction in the Grantee’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; or (c) a requirement that the Grantee relocate more than fifty (50) miles from his or her primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Grantee’s duties and responsibilities with the Company. However, none of the foregoing events or conditions will constitute Good Reason unless (i) Grantee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (ii) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (iii) Grantee resigns his or her employment within thirty (30) days following the expiration of such cure period.

iii.An award will qualify as a “Substitute Award” if it is assumed, substituted or replaced by the Successor with awards that, solely in the discretion of the Compensation Committee of the Board, preserves the existing value of the outstanding Restricted Stock Units at the time of the Change in Control and provides vesting and payout terms that are at least as favorable to Grantee as the vesting and payout terms applicable to the Restricted Stock Units.

iv.“Successor” shall mean the continuing or successor organization, as the case may be, following the Change in Control.

7.Forfeiture. Subject to the provisions of the Plan and Sections 5 and 6 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment is terminated, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.

For purposes of the Award, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any Subsidiary or Affiliate, as applicable (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or rendering services or the terms of the Grantee’s employment or service agreement, if any). Unless otherwise determined by the Company, the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or rendering services or the terms of the Grantee’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of his or her Award (including whether the Grantee may still be considered to be providing services while on a leave of absence).

8.Obligation to Continue Employment. Neither the Company nor any Subsidiary or Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s status as an employee and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment status of the Grantee at any time.

9.Employee Confidentiality, Non-Competition and Non-Solicitation Agreement. As a condition to the grant of the Restricted Stock Units, Grantee shall have executed and become a party to the Confidentiality, Non-Compete and Non-Solicitation Agreement.

10.No Shareholder Rights.    Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.

11.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

13.Withholding Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or Affiliate for which the Grantee is a Service Provider (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of any shares of Stock acquired under the Plan and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); or

(c)	withholding in shares of Stock to be issued upon settlement of the Restricted Stock Units; or

(d)	by any other method deemed by the Company to comply with applicable laws.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares subject to the vested Restricted Stock Units, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

14.Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;
(d)the Grantee is voluntarily participating in the Plan;
(e)the Award and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;
(f)the Award and any shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;
(g)the future value of the shares of Stock underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Grantee’s status as an employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or rendering services or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or any other Subsidiary or Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and
(j)neither the Company nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Grantee pursuant to settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.
15.Data Privacy. The Grantee hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and any Subsidiary or Affiliate may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Grantee understands that Data will be transferred to the stock plan service provider selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan.  The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Human Resources at Totalrewards@underarmour.com. The Grantee authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis.  If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards or administer or maintain such awards.  Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact Human Resources at Totalrewards@underarmour.com.

16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by Grantee through an electronic signature.

18.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, and agree that such litigation will be conducted in the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

19.Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country.  Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Award Agreement.

20.Insider Trading Restrictions/Market Abuse Laws.  The Grantee acknowledges that, depending on the Grantee’s country of residence, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Grantee’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee is advised to speak to his or her personal advisor on this matter.

21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Award and on any shares of Stock issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Language. If the Grantee has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control

23.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24.Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.

By:

GRANTEE

APPENDIX
TO THE
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Award if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or the Grantee transfers employment to a different country after the Award is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Stock Units or sells any shares of Stock issued at settlement of the Award.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment to a different country after the Award is granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and the Award Agreement.
AUSTRALIA

Notifications

Securities Law Information. If the Grantee acquires shares of Stock under the Plan and offers the shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should consult with his or her personal legal advisor before making any such offer in Australia.

BRAZIL

Terms and Conditions

Compliance with Law. The Grantee must comply with applicable Brazilian laws and is responsible for paying any and all applicable taxes associated with the settlement of the Award, the receipt of any dividends, and the sale of shares of Stock acquired under the Plan.
Notifications
Exchange Control Information. If the Grantee is a resident or is domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include any shares of Stock acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

CANADA

Terms and Conditions

Nature of Award. The following provision replaces the second paragraph of Section 7 of the "Forfeiture" section of the Award Agreement:

For purposes of the Award, Grantee's status as Service Provider will be considered terminated as of the date Grantee is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or rendering services or the terms of Grantee's employment or service agreement, if any); unless otherwise expressly provided in this Agreement or determined by the Company, Grantee's right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the earlier of (a) the date on which Grantee receives notice of termination of Grantee's status as Service Provider, or (b) the date Grantee is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (i.e., the period during which Grantee is considered employed would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or rendering services or the terms of Grantee's employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of Grantee's Award (including whether Grantee may still be considered to be providing services while on a leave of absence).

The following provisions apply if Grantee is in Quebec:

Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention [“Award Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements the “Data Privacy” section of the Award Agreement:

Grantee hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Grantee further authorizes the Company and any Subsidiary or Affiliate and the Company’s designated broker/third party administrator for the Plan (or such other stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan) to disclose and discuss such information with their advisors. Grantee also authorizes the Company and/or any Subsidiary or Affiliate to record such information and to keep such information in Grantee's employment file.

Notifications

Securities Law Information. Grantee is permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The shares of Stock are currently listed on the New York Stock Exchange.

CHILE

Notifications

Exchange Control and Tax Reporting Information. Grantee must comply with the exchange control and tax reporting requirements in Chile in connection with the acquisition and sale of shares of Stock under the Plan.

Grantee is not required to repatriate funds obtained from the sale of shares of Stock to Chile. However, if Grantee decides to repatriate such funds to Chile, Grantee must do so through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000.

If Grantee's aggregate investments held outside of Chile exceed US$5,000,000 (including the investments made under the Plan), Grantee must report the status of such investments annually to the Central Bank, using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.

If Grantee holds shares of Stock acquired under the Plan outside of Chile, Grantee must report the details of these investments on annual basis to the Chilean Internal Revenue Service ("CIRS") by filing Tax Form 1851, “Annual Sworn Statement Regarding Investments Held Abroad.” Furthermore, if Grantee wishes to receive credit against Grantee's Chilean income taxes for taxes paid abroad, Grantee must report the payment of taxes abroad to the CIRS by filing Tax Form 1853, “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad.” These statements must be submitted electronically through the CIRS website (www.sii.cl) before March 15 of each year.

Securities Law Information. Neither the Restricted Stock Units nor the shares of Stock issued in connection with the Restricted Stock Units will be registered under the Registry of Securities held by the Chilean Superintendence of Securities ("CSS") nor are they under the control or supervision of the CSS.

CHINA

Terms and Conditions
The following provisions will apply to Grantees who are subject to PRC exchange control restrictions, as determined by the Company in its sole discretion:
Exchange Control Information. Grantee understands and agrees that, to facilitate compliance with exchange control laws in China, Grantee may be required to immediately repatriate to China the cash proceeds from the sale of any shares of Stock acquired at vesting of the Restricted Stock Units and any dividends received in relation to the shares. Grantee further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or any Subsidiary or Affiliate, and Grantee hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares may be transferred to such special account prior to being delivered to Grantee.
The proceeds may be paid to Grantee in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Grantee in U.S. dollars, Grantee understands that Grantee will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Company and/or any Subsidiary or Affiliate, as applicable, so that the proceeds may be deposited into this account.
Grantee agrees to bear any currency fluctuation risk between the time the shares of Stock are sold or dividends are paid and the time the proceeds are distributed to Grantee through any such special account.
Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Foreign Asset/Account Reporting Information. Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions.  Under these new rules, Grantee may be subject to reporting obligations for the shares or awards, including stock options and restricted stock units, acquired under the Plan and Plan-related transactions. It is the Grantee's responsibility to comply with this reporting obligation and the Grantee should consult his or her personal tax advisor in this regard.

HONG KONG

Terms and Conditions
Restricted Stock Units Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Restricted Stock Units does not provide any right for Grantee to receive a cash payment, and the Restricted Stock Units are payable in shares of Stock only.
Securities Law Information. WARNING: The grant of Restricted Stock Units under the terms of the Award Agreement and the Plan and the issuance of shares of Stock at vesting of Restricted Stock Units do not constitute a public offering of securities, and they are available only to Service Providers.
Please be aware that the contents of the Award Agreement, including this Appendix, and the Plan have not been reviewed by any regulatory authority in Hong Kong. Grantee is advised to exercise caution in relation to the right to acquire shares of Stock at vesting of the Restricted Stock Units, or otherwise, under the Plan. If Grantee is in any doubt about any of the contents of the Award Agreement, including this Appendix or the Plan, Grantee should obtain independent professional advice.

Sale of Shares. By accepting the Restricted Stock Units, Grantee agrees that in the event that the Restricted Stock Units vest and shares of Stock are issued to Grantee within six months of the Date of Grant, Grantee agrees that Grantee will not dispose of any shares acquired prior to the six-month anniversary of the Date of Grant.

MEXICO

Term and Conditions

No Entitlement or Claims for Compensation. These provisions supplement Section 14 of the Award Agreement:
Modification. By accepting the Restricted Stock Units, Grantee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Award of Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 1020 Hull Street, Baltimore, MD 21230, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of shares of Stock does not, in any way, establish an employment relationship between Grantee and the Company or any of its Subsidiaries or Affiliates since Grantee is participating in the Plan on a wholly commercial basis and the sole employer is UA Mexico Services, S. De R.I. C.V., nor does it establish any rights between Grantee and the employer.
Plan Document Acknowledgment. By accepting the Award of Restricted Stock Units, Grantee acknowledges that Grantee has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the Agreement, Grantee further acknowledges that Grantee has read and specifically and expressly approved the terms and conditions in the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliate are not responsible for any decrease in the value of the shares of Stock underlying the Restricted Stock Units.
Finally, Grantee hereby declares that Grantee does not reserve any action or right to bring any claim against the Company or any of its Subsidiaries or Affiliates for any compensation or damages as a result of Grantee’s participation in the Plan and therefore grants a full and broad release to the Company and any Subsidiary or Affiliate, as applicable, with respect to any claim that may arise under the Plan.
Spanish Translation
Sin derecho a compensación o reclamaciones por compensación. Estas disposiciones complementan el Contrato:
Modificación. Al aceptar las Unidades de Acciones Restringidas, el recipiente del premio <"Grantee"> entiende y acuerda que cualquier modificación al Plan o al Contrato o su terminación no constituirá un cambio o perjuicio a los términos y condiciones de empleo.

Declaración de Política. El Otorgamiento de Unidades de Acciones Restringidas que la Compañía está haciendo de conformidad con el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas en 1020 Hull Street, Baltimore, MD 21230, EE.UU. es únicamente responsable de la administración del Plan y la participación en el Plan y la adquisición de Acciones no establece, de forma alguna, una relación de trabajo entre el "Grantee" y la Compañía, ya que el "Grantee" participa en el Plan de una forma totalmente comercial y el único patrón es UA Mexico Services, S. De R.I. C.V. y tampoco establece ningún derecho entre el "Grantee" y el Patrón.
Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acciones Restringidas, el "Grantee" reconoce que el "Grantee" ha recibido copias del Plan, ha revisado el Plan y el Contrato en su totalidad y entiende y acepta completamente todas las disposiciones contenidas en el Plan y en el Contrato.
Adicionalmente, al aceptar el Contrato, el "Grantee" reconoce que el "Grantee" ha leído y específica y expresamente ha aprobado los términos y condiciones del Contrato, en el que claramente se ha descrito y establecido que: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad Controlante, Subsidiaria no son responsables por cualquier disminución en el valor de las Acciones subyacentes a las Unidades de Acciones Restringidas.
Finalmente, el "Grantee" en este acto declara que el "Grantee" no se reserva ninguna acción o derecho para interponer cualquier demanda o reclamación en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga el más amplio finiquito al Patrón, la Compañía, así como su Sociedad Controlante, Subsidiaria con respecto a cualquier demanda o reclamación que pudiera surgir en virtud del Plan.

NETHERLANDS

Notifications

Securities Law Information. The Grantee should be aware of Dutch insider-trading rules, which may impact the sale of shares of Stock acquired under the Plan. In particular, the Grantee may be prohibited from effectuating certain transactions involving shares of Stock during the period in which Grantee has "inside information" regarding the Company.

By accepting the Restricted Stock Units and participating in the Plan, Grantee acknowledges having read and understood this Securities Law Information and further acknowledges that it is Grantee's responsibility to comply with the following Dutch insider-trading rules:

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate, which is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be a service provider in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain service providers working in the Netherlands (possibly including the Grantee) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Grantee had such inside information.

PANAMA

Notifications

Securities Law Notification. The Restricted Stock Units and any shares of Stock which may be issued to Grantee upon vesting and settlement of the Restricted Stock Units are not subject to registration under Panamanian Law as they are not intended for the public, but solely for Grantee’s benefit.

UNITED KINGDOM

Terms and Conditions

Withholding Taxes. The following provisions supplement Section 13 of the Award Agreement:

Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HM Revenue & Customs (“HMRC”) with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding of income tax is not made within ninety (90) days after the Chargeable Event, or, if the Chargeable Event occurs on or after April 6, 2014, within 90 days after the end of the UK tax year in which the Chargeable Event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, (the “Due Date”), Grantee agrees that the amount of any uncollected income tax shall (assuming Grantee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by Grantee to the employer, effective on the Due Date. The loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs and it will be immediately due and repayable by the Grantee, and the Company or the employer may recover it at any time thereafter by any of the means referred to in Section 13 of the Award Agreement.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the 1934 Act), the Grantee will not be eligible for such a loan to cover the unpaid income tax. In the event that the Grantee is such a director or executive officer and the income tax is not collected from or paid by the Grantee by the Due Date, the amount of any uncollected taxes will constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the employer, as applicable, any employee NICs due on this additional benefit, which the Company or the employer may recover from the Grantee by any of the means referred to in Section 13 of the Award Agreement.

Attachment A

[Attachment A, the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan, was previously filed with the Company’s Form 10-Q for the quarterly period ending June 30, 2012 as Exhibit 10.01]

Attachment B

[Attachment B, the Form of Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between certain executives and the Company, has been separately filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as Exhibit 10.14]